Exhibit 99.1

UNIFY REPORTS FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS

-     Total Revenue Increases 27% Quarter over Quarter
-     Non-GAAP Net Income of $725,000, EPS of $0.09
-     Cash Flow from Operations of $593,000

ROSEVILLE, Calif., – September 3, 2008 – Unify Corp. (NASDAQ: UNFY), a global provider of application modernization software, today announced financial results for its fiscal first quarter 2009 ended July 31, 2008.

Fiscal 2009 First Quarter Financial Results:
The Company reported first quarter total revenues of $5.0 million, up 27%, compared to $4.0 million in the first quarter of fiscal 2008. Software licenses revenue increased 37% to $2.0 million, compared to $1.5 for the fiscal first quarter in 2008. The Company’s database and development business grew 15% and approximately $500,000 of revenue was recognized from its Composer business. Services revenue was up 21% to $3.0 million, compared to $2.5 million for the same quarter of the prior year.

Gross margin was 91%, compared to 94% for the first quarter of last year. First quarter income from operations was $437,000, compared to income from operations of $108,000 for the first quarter of fiscal 2008. Net income was $391,000 or $0.05 per share for the first quarter of fiscal 2009 compared to a net loss of $218,000 or $0.04 loss per share in the first quarter of fiscal 2008.

Non-GAAP net income for the quarter was $725,000 or $0.09 per share, compared to a non-GAAP net income of $60,000 or $0.01 per share in the same quarter of last year.

Unify ended the first quarter with cash and cash equivalents of $3.1 million, compared to $2.7 million reported at April 30, 2008. Net cash from operations was $593,000 for the first quarter of fiscal 2009 compared to $32,000 for the first quarter of fiscal 2008.

Business Discussion:
“Our quarter over quarter revenue growth of 27% was driven by growth in our core database and development business and approximately $500,000 of revenue recorded from sales of our Composer solution,” said Todd Wille, CEO of Unify. “In our database and development software business, we continue to gain new customers, adding 29 during the quarter. In addition, our presence and momentum in Latin America continues to grow as we forged relationships with five new value added re-sellers (VARS) in Brazil.

“We continue to see momentum with our Composer business, winning three new customers interested in migrating their applications off of Lotus Notes. While our bookings slowed during the early summer months, we continue to have a strong pipeline and have already experienced a rebound in August bookings.

“During the quarter, we announced the expansion of the Composer solution to offer a technical assessment of the Lotus Notes application environment in order to better serve customers looking to transition their Lotus Notes applications. This offering will help Microsoft customers and our potential clients more effectively understand the return on investment related to migrating complex Lotus Notes applications to the .NET platform.

“After the close of the quarter, we announced the appointment of Jesse Bornfreund to the newly created position of Director of Strategic Alliances. Jesse will play a key role in growing Unify’s Composer business by building and sustaining partnerships with global system integrator and reseller partners and creating visibility for Composer throughout the Microsoft field sales community, leveraging his experience with Microsoft’s SharePoint product group. We are excited about our expanding partnerships as we focus on accelerating the growth of the Composer business,” Wille concluded.

FY09 Earnings Guidance:
Unify’s management reiterates its guidance for fiscal 2009 anticipating revenue growth of at least 10% and non-GAAP net income growth of at least 15%.

Investor Conference Call:
Unify management will host a conference call today, September 3, 2008, at 9:00 a.m. EDT (6:00 a.m. PDT) to review the fiscal 2009 first quarter financial results. The call can be accessed by dialing (877) 650-1167 or (706) 902-1506 for international callers and providing the conference ID: # 5840-8362. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. EST on Wednesday, September 10, 2008 by dialing (800) 642-1687 or (706) 645-9291 for international callers and using the following passcode: # 5840-8362.

About Unify
Unify is a global provider of application modernization solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing applications and data while providing significant and measurable return on investment for customers. Unify’s market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify is headquartered in Roseville, Calif., with offices in London, Paris, and Sydney. Visit www.unify.com or email us at info@unify.com.

Use of Non-GAAP Financial Information
To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures including how they are calculated, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31,	April 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,098	$2,692
Accounts receivable, net	3,583	5,092
Prepaid expenses and other current assets	519	529
Total current assets	7,200	8,313

Property and equipment, net	380	346
Goodwill	5,643	5,643
Intangibles, net	2,017	2,197
Other assets, net	168	179
Total assets	$15,408	$16,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$433	$326
Current portion of long term debt	209	8
Accrued compensation and related expenses	1,137	1,661
Other accrued liabilities	682	895
Deferred revenue	5,428	6,580
Total current liabilities	7,889	9,470

Long term debt, net of current portion	1,143	1,334
Other long term liabilities	414	455

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	68,359	68,216
Accumulated other comprehensive income	128	119
Accumulated deficit	(62,532)	(62,923)
Total stockholders’ equity	5,962	5,419
Total liabilities and stockholders’ equity	$15,408	$16,678

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	July 31,
	2008	2007
Revenues:
Software licenses	$2,010	$1,463
Services	3,017	2,498
Total revenues	5,027	3,961

Cost of Revenues:
Software licenses	200	47
Services	261	195
Total cost of revenues	461	242
Gross profit	4,566	3,719

Operating Expenses:
Product development	748	911
Selling, general and administrative	3,381	2,700
Total operating expenses	4,129	3,611
Income from operations	437	108
Interest expense	(14)	(276)
Other income (expense), net	—	(40)
Income (loss) before income taxes	423	(208)
Provision for income taxes	32	10
Net income (loss)	$391	$(218)

Net income (loss) per share:
Basic	$0.06	$(0.04)
Dilutive	$0.05	$(0.04)

Shares used in computing net income (loss) per share:
Basic	6,981	6,037
Dilutive	7,821	6,037

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended
	July 31,
	2008	2007
GAAP Net income (loss)	$391	$(218)

Amortization of intangible assets	180	184
Stock based compensation expenses	142	43
Amortization of discount on notes payable	12	51
Total adjustments to GAAP net income	334	278

Non-GAAP net income	$725	$60

Non-GAAP Diluted earnings per share	$0.09	$0.01